Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Zeo ScientifiX, Inc. on Form S-8 (File No. 333-260621) of our report dated October 13, 2026, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Zeo ScientifiX, Inc. as of June 30, 2026 and October 31, 2025 and for the eight months ended June 30, 2026 and the years ended October 31, 2025 and 2024 included in this Transition Report on Form 10-K of Zeo ScientifiX, Inc. for the eight months ended June 30, 2026.

/s/ Weinberg & Company P.A.

Los Angeles, CA

October 13, 2026